UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): July 2, 2014

___________________

LIVINGVENTURES, INC.

(Exact name of registrant as specified in Charter)

Florida	000-52918	90-0866368
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employee Identification No.)

9681 Gladiolus Drive - Suite 211

Fort Myers, FL 33908

 (Address of Principal Executive Offices)

(239) 437-0022

(Issuer Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 is incorporated herein by reference.

Item 2.03

Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On July 2, 2014, LivingVentures, Inc. (the “Company”) entered into a twelve month senior secured revolving credit facility (the “Credit Facility”) with TCA Global Credit Master Fund, LP, as lender (the “Credit Agreement”). Borrowings under the Credit Facility will be used for working capital purposes.

The Credit Agreement provides for an initial commitment of $600,000, provided only $300,000 of the commitment was made available to the Company on the closing date with the remaining principal amount held in reserve by the lender. The availability of borrowings under the Credit Facility is subject to a borrowing base calculation based upon funds available in a lock box account maintained in the lender’s name. Under circumstances described in the Credit Agreement, the commitment may be increased by up to $4.4 million, for a total commitment of $5 million. Borrowings under the Credit Facility will bear interest at fixed rate of interest equal to eleven percent (11.0%) per annum, calculated on the actual number of days elapsed over a 360-day year. The Credit Facility is secured by a lien on all assets of the Company and its subsidiaries and is guaranteed by all of the Company’s subsidiaries. Under the circumstances described in the Credit Agreement, the lender has the right to convert amounts due under the Credit Facility into the Company’s common stock.

In addition to representations and warranties, affirmative, restrictive and financial covenants, and events of default (applicable to the Company and its subsidiaries) which are customary for credit facilities of this type, the Credit Agreement provides that the Company must not permit its financial condition to materially differ in any material negative way (as compared to its current financial condition) and must meet specified revenue targets as set forth in the Credit Facility. The Credit Facility is cross-defaulted with the Company’s other outstanding indebtedness and provides that a Material Adverse Effect (as defined in the Credit Agreement), a Change of Control (as defined in the Credit Agreement), a judgment for an amount in excess of $25,000 or an adverse change in the Company’s financial condition, as determined by the lender acting in good faith, are all events of default.

As consideration for the entry into the Credit Agreement, the Company agreed to pay certain fees to the lender, including a commitment fee equal to two percent (2.0%) of the commitment and an investment banking and advisory services fee paid in shares of the Company’s common stock with an aggregate value of $170,000 (the “Fee Shares”). Each Fee Share was valued at a price equal to the lowest volume weighted average price for the five business days prior to the closing date of the Credit Facility. Under circumstances described in the Credit Agreement, (i) the lender can require the Company to redeem the Fee Shares and (ii) upon the sale of the Fee Shares by the lender, the Company may be required to issue additional shares of the Company’s common stock.

The summary above is qualified by reference to the Credit Agreement, which is filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01(d)

Financial Statements and Exhibits

Exhibit 10.1    Senior Secured Revolving Credit Facility between the Company, the guarantors and TCA Global Credit Master Fund, L.P., as lender.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report be signed on its behalf by the undersigned hereunto duly authorized.

LIVINGVENTURES, INC.

By:	/s/ C. Geoffrey Hampson
C. Geoffrey Hampson
Executive Chairman Date: July 9, 2014

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